EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 6, 2012, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of LSI Industries Inc. on Form 10-K for the year ended June 30, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of LSI Industries Inc. on Form S-3 (File No. 333-169266, effective September 28, 2010) and on Forms S-8 (File No. 333-11503, effective September 6, 1996, File No. 333-91531, effective November 23, 1999, File No. 333-100038, effective September 24, 2002, File No. 333-100039, effective September 24, 2002, File No. 333-110784, effective November 26, 2003 and File No. 333-169264, effective September 8, 2010).

 /s/ Grant Thornton LLP

Cincinnati, Ohio
September 6, 2012